MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Greg Dooley 330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Sets Sales Records in Fourth Quarter, Full-Year 2007
•	Quarterly sales up 11% to $5.2 billion, full-year sales up 5% to $19.6 billion

•	International tire businesses set all-time sales records for quarter, year

•	Fourth quarter income from continuing operations of $61 million, 27 cents per share

•	Cost savings programs on target, more than $1 billion achieved to date

•	Substantial reduction in net debt and legacy obligations in 2007

•	New product engine provides top-line growth opportunities

•	On track to achieve next stage financial metrics
     AKRON, Ohio, February 14, 2008 — The Goodyear Tire & Rubber Company today reported record sales for the fourth quarter and the full year of 2007.
     Goodyear’s fourth quarter 2007 sales were $5.2 billion, an 11 percent increase compared with the 2006 quarter, offsetting lower volumes with higher prices and a richer product mix. The company estimates that a 12-week strike at its North American facilities in 2006 reduced fourth quarter 2006 sales by $318 million.
     Improved pricing and product mix drove revenue per tire up 10 percent over the 2006 quarter. Lower volumes reflect weak winter tire sale demand in Europe and the company’s exit from certain segments of the private label tire business in North America along with weak conditions in several key markets.
     “Our fourth quarter results show significant gains as we drive sales of our higher-margin premium product lines,” said Robert J. Keegan, chairman and chief executive officer.
     “This is especially true in our emerging markets businesses in Eastern Europe, Asia and Latin America. In aggregate, these three businesses grew sales 20 percent and segment operating income 41 percent in the quarter,” he said.
     “Excluding the impact of the strike, North American Tire’s focus on innovative new products helped it achieve its highest full-year segment operating income since 2000,” he said. “Our new product engine will provide additional growth opportunities in 2008 and beyond.”
(more)

     Goodyear made further progress during the fourth quarter on its plan to achieve $1.8 billion to $2 billion in gross cost savings by the end of 2009. “We have now achieved more than $1 billion in savings in 2006 and 2007 and clearly remain on target to reach our four-year goal,” Keegan said.
     “During 2007, we also made substantial progress on improving our balance sheet with net debt decreasing more than $2 billion,” he said. “We remain on track to achieve our next stage financial metrics, which include an 8 percent segment operating income return on sales globally, a 5 percent segment operating income return on sales in North America and a target of 2.5 times debt-to-EBITDA.”
     Fourth quarter segment operating income was $313 million in 2007. This compares to a segment operating loss of $86 million in the strike-impacted 2006 period.
     Segment operating income benefited from improved pricing and product mix of $119 million in the fourth quarter of 2007, which more than offset increased raw material costs of $8 million.
     Favorable foreign currency translation positively impacted sales by $315 million and segment operating income by $45 million in the quarter.
     Gross margin was 19.4 percent for the 2007 quarter compared to 11.3 percent in last year’s strike-impacted quarter.
     Fourth quarter 2007 income from continuing operations was $61 million (27 cents per share). This compares to a loss of $310 million ($1.74 per share) in the strike-impacted fourth quarter of 2006.
     Including discontinued operations, Goodyear had fourth quarter net income of $52 million (23 cents per share), compared to a net loss of $358 million ($2.02 per share) last year. All per share amounts are diluted.
     The 2007 fourth quarter included $26 million (11 cents per share) in after-tax rationalization and accelerated depreciation, after-tax losses on asset sales of $19 million (8 cents per share), after-tax financing fees of $17 million (7 cents per share) related to debt conversion and reduced tax expense of $11 million (4 cents per share) due to a tax law change.
     The 2006 fourth quarter included the strike impact of $313 million ($1.77 per share); $184 million ($1.03 per share) in after-tax charges for rationalization, accelerated depreciation and asset write-offs principally related to plant closures; and a gain of $153 million (86 cents per share) related to the favorable resolution of a tax contingency.
(more)

     See the table at the end of this release for a list of significant items impacting continuing operations from the 2007 and 2006 fourth quarters.
Business Segments
     All four of the company’s tire businesses outside of North America achieved all-time record sales during the 2007 fourth quarter.
     Segment operating income for the Latin America, Asia Pacific and Eastern Europe, Middle East and Africa units were fourth quarter records.
     See the disclosure at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Fourth Quarter		Twelve Months
(in millions)	2007	2006	2007	2006
Tire Units	20.5	20.4	81.3	90.9
Sales	$2,284	$2,078	$8,862	$9,089
Segment Operating Income (Loss)	$40	$(301)	$139	$(233)
Segment Operating Margin	1.8%	(14.5)%	1.6%	(2.6)%
     North American Tire’s fourth quarter 2007 sales increased 10 percent over the strike-impacted 2006 period. The company estimates the USW strike reduced sales in the 2006 quarter by $318 million.
     In addition, 2007 fourth quarter sales reflect the company’s exit from certain segments of the private label tire market and continued weakness in both the replacement and original equipment markets. This was offset by improved pricing and product mix as well as market share gains in Goodyear and Dunlop brand tires.
     Fourth quarter segment operating income was significantly improved compared to the strike-impacted 2006 period. The company estimates the strike reduced segment operating income by $313 million in the 2006 quarter.

European Union Tire	Fourth Quarter		Twelve Months
(in millions)	2007	2006	2007	2006
Tire Units	14.0	15.7	59.4	63.5
Sales	$1,416	$1,343	$5,393	$4,990
Segment Operating Income	$75	$75	$302	$286
Segment Operating Margin	5.3%	5.6%	5.6%	5.7%
     European Union Tire’s fourth quarter sales set a record for any quarter, increasing 5 percent over last year due to improved pricing and product mix and foreign currency translation, which more than offset the impact of lower volumes, primarily due to weak winter tire demand.
(more)

     Fourth quarter segment operating income was flat versus last year, as $48 million in improved pricing and product mix and $10 million of favorable foreign currency translation were offset by volume declines and manufacturing inefficiencies in France. Raw material costs increased $1 million compared to the prior year.

Eastern Europe, Middle
East and Africa Tire	Fourth Quarter		Twelve Months
(in millions)	2007	2006	2007	2006
Tire Units	5.0	4.7	20.2	20.0
Sales	$490	$409	$1,824	$1,562
Segment Operating Income	$67	$50	$280	$229
Segment Operating Margin	13.7%	12.2%	15.4%	14.7%
     Eastern Europe, Middle East and Africa Tire’s fourth quarter sales reflected a record for any quarter and a 20 percent increase over the 2006 period primarily due to higher replacement tire volume and strong sales in Russia.
     Segment operating income set a fourth quarter record and increased 34 percent due to improved pricing and product mix of $19 million. Raw material costs decreased approximately $5 million compared to the prior year.

Latin American Tire	Fourth Quarter		Twelve Months
(in millions)	2007	2006	2007	2006
Tire Units	5.6	5.5	21.8	21.2
Sales	$513	$415	$1,872	$1,607
Segment Operating Income	$92	$64	$359	$326
Segment Operating Margin	17.9%	15.4%	19.2%	20.3%
     Latin American Tire’s fourth quarter sales reflected a record for any quarter and increased 24 percent compared to 2006, driven by higher volume in original equipment markets as well as improvements in pricing and product mix and foreign currency translation.
     Segment operating income increased 44 percent, reflecting the volume increases, currency translation and $21 million in improved pricing and product mix. Raw material costs increased $9 million compared to the 2006 period.
(more)

Asia Pacific Tire	Fourth Quarter		Twelve Months
(in millions)	2007	2006	2007	2006
Tire Units	4.9	4.8	19.0	19.4
Sales	$457	$393	$1,693	$1,503
Segment Operating Income	$39	$26	$150	$104
Segment Operating Margin	8.5%	6.6%	8.9%	6.9%
     Asia Pacific Tire’s fourth quarter sales were a record for any quarter, increasing 16 percent over 2006, driven by growth in China and India as well as improvements in pricing and product mix and higher volume.
     Segment operating income was a fourth quarter record and 50 percent higher than 2006 due to pricing and product mix improvements of $13 million as well as foreign currency translation. Raw material costs decreased approximately $3 million compared to the prior year.
Full-Year Results
     Goodyear’s sales for 2007 were a record $19.6 billion, a 5 percent increase over 2006 despite a 6.2 percent decline in tire unit volume.
     All four of the company’s tire businesses outside of North America achieved all-time record annual sales during 2007.
     Segment operating income was $1.2 billion, compared to $712 million in 2006.
     Goodyear’s income from continuing operations of $139 million (65 cents per share) in 2007 compares to a 2006 loss of $373 million ($2.11 per share).
     Including discontinued operations, Goodyear had 2007 net income of $602 million ($2.65 per share), compared to a loss of $330 million ($1.86 per share) last year. All per share amounts are diluted.
     Improvements in pricing and product mix of approximately $639 million offset higher raw material costs, which increased 3.5 percent, or approximately $195 million, compared to 2006. Revenue per tire increased 8 percent compared to 2006.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the call with Keegan will be W. Mark Schmitz, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
(more)

     Shareholders, members of the media and other interested persons may access the call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay of the call will be available at 3 p.m. by calling (706) 634-4556. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; whether or not the various contingencies and requirements are met for the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2007	2006	2007	2006

NET SALES	$5,160	$4,638	$19,644	$18,751

Cost of Goods Sold	4,161	4,116	15,920	15,736
Selling, Administrative and General Expense	737	690	2,762	2,546
Rationalizations	25	101	49	311
Interest Expense	99	137	450	447
Other (Income) and Expense	13	(51)	(1)	(87)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	125	(355)	464	(202)
United States and Foreign Taxes	46	(114)	255	60
Minority Interest	18	69	70	111

Income (Loss) from Continuing Operations	61	(310)	139	(373)

Discontinued Operations	(9)	(48)	463	43

NET INCOME (LOSS)	$52	$(358)	$602	$(330)

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.28	$(1.74)	$0.70	$(2.11)
Discontinued Operations	(0.04)	(0.28)	2.30	0.25

Net Income (Loss) Per Share — Basic	$0.24	$(2.02)	$3.00	$(1.86)

Weighted Average Shares Outstanding	216	178	201	177

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.27	$(1.74)	$0.65	$(2.11)
Discontinued Operations	(0.04)	(0.28)	2.00	0.25

Net Income (Loss) Per Share — Diluted	$0.23	$(2.02)	$2.65	$(1.86)

Weighted Average Shares Outstanding	239	178	232	177
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet

	December 31,
(Dollars in millions)	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$3,463	$3,862
Restricted cash	191	214
Accounts receivable	3,103	2,800
Inventories	3,164	2,601
Prepaid expenses and other current assets	251	289
Current assets of discontinued operations	—	413

Total Current Assets	10,172	10,179
Goodwill	713	662
Intangible Assets	167	166
Deferred Income Tax	83	150
Other Assets and Prepaid Pension Assets	458	453
Long Term Assets of Discontinued Operations	—	352
Property, Plant and Equipment	5,598	5,067

Total Assets	$17,191	$17,029

Liabilities
Current Liabilities:
Accounts payable-trade	$2,422	$1,945
Compensation and benefits	897	883
Other current liabilities	753	811
Current liabilities of discontinued operations	—	157
United States and foreign taxes	196	222
Notes payable and overdrafts	225	243
Long term debt and capital leases due within one year	171	405

Total Current Liabilities	4,664	4,666
Long Term Debt and Capital Leases	4,329	6,562
Compensation and Benefits	3,404	4,935
Long Term Liabilities of Discontinued Operations	—	47
Deferred and Other Noncurrent Income Taxes	274	320
Other Long Term Liabilities	667	380
Minority Equity in Subsidiaries	1,003	877

Total Liabilities	14,341	17,787
Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit)
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450,000,000 shares in 2007 and 2006
Outstanding shares, 240,122,374 (178,218,970 in 2006)	240	178
Capital Surplus	2,660	1,427
Retained Earnings	1,602	968
Accumulated Other Comprehensive Loss	(1,652)	(3,331)

Total Shareholders’ Equity (Deficit)	2,850	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$17,191	$17,029

(more)

Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table

(In millions)	Fourth Quarter		Year
	Ended Dec. 31		Ended Dec. 31
	2007	2006	2007	2006

Total Segment Operating Income (Loss)	$313	$(86)	$1,230	712
Rationalizations	(25)	(101)	(49)	(311)
Accelerated depreciation	(6)	(34)	(37)	(88)
Interest expense	(99)	(137)	(450)	(447)
Corporate incentive compensation plans	(13)	(26)	(77)	(66)
Intercompany profit elimination	1	12	(11)	(11)
Retained expenses of discontinued operations	—	(11)	(17)	(48)
Curtailment	—	—	(64)	—
Other	(46)	28	(61)	57

Income (Loss) from continuing operations before income taxes and minority interest	125	(355)	464	(202)
US and foreign taxes	(46)	114	(255)	(60)
Minority interest	(18)	(69)	(70)	(111)

Income (Loss) from continuing operations	61	(310)	139	(373)
Discontinued operations	(9)	(48)	463	43

Net Income (Loss)	$52	$(358)	$602	$(330)

Net Debt Reconciliation Table

(In millions)	Year ended Dec. 31
	2007	2006
Long term debt and capital leases	$4,329	$6,562
Notes payable and overdrafts	225	243
Long term debt and capital leases due within one year	171	405

Total debt	4,725	7,210
Less: Cash and cash equivalents	3,463	3,862

Net Debt	$1,262	$3,348

Change in Net Debt	($2,086)

(more)

Fourth Quarter Significant Items (after tax)
2007
Rationalization charges and accelerated depreciation, $26 million (11 cents per share)
Net loss on T&WA and Washington, UK asset sales , $19 million (8 cents per share)
Financing fees related to recent debt conversion, $17 million (7 cents per share)
Reduced tax expense due to a tax law change, $11 million (4 cents per share)
2006
12-week USW strike in North America, $313 million ($1.77 per share)
Rationalization charges, accelerated depreciation and asset write-offs, $184 million ($1.03 per share)
Gain from favorable resolution of a tax contingency, $153 million (86 cents per share)
-0-